Exhibit 107

Calculation of Filing Fee Tables

Form S-3

22ND CENTURY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.00001 per share	457	(c)	26,032,708	(1)	$1.34	(2)	$34,883,829	0.0000927	$3,234
Total Offering Amounts						$1.34
Total Fee Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$3,234

(1)          There are being registered hereunder 26,032,708 shares of our common stock, consisting of outstanding shares of common stock or shares of common stock issuable upon exercise of warrants in each instance to be offered by certain selling stockholders named herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)            The proposed maximum offering price per share is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Capital Market on August 31, 2022.